RULE 424(b)(2)
                                             REGISTRATION NO. 33-56207


PRICING SUPPLEMENT NO. 52         TO PROSPECTUS DATED NOVEMBER 3, 1994
                                   (As supplemented November 17, 1994)


                        IBM CREDIT CORPORATION

                          MEDIUM-TERM NOTES

                          (Fixed Rate Note)

          (Due from 9 months to 30 years from date of issue)


Designation:  Fixed Rate                      Original Issue Date:
  Medium-Term Notes Due                         October 17, 1995
  October 17, 2000

Principal Amount:  $25,000,000                Maturity Date:
                                                October 17, 2000

Issue Price (as a percentage of               Regular Record Dates:
  Principal Amount):  100%                      Fifteenth calendar day
                                                whether or not a Business
                                                Day prior to the
                                                corresponding Interest
                                                Payment Date

Interest Rate:  6.50%                          Interest Payment Dates:
                                                 The 17th of each month,
                                                 commencing November 17,
                                                 1995 and ending on the
                                                 Maturity Date (or date of
                                                 earlier Redemption)

Commission or discount (as a                    Denominations:  $1,000 and
 percentage of Principal                          integral multiples of
 Amount):  1.00%                                  $1,000 in excess thereof

Redemption Provisions:                          CUSIP:  44922L X27
  The Notes are redeemable at the
  option of the Company on any
                                                 Form:  [X] Book-Entry
                                                        [ ] Certificated

     This Pricing Supplement supplements and, to the extent inconsistent therewith, amends the description of the Notes referred to above in the accompanying Prospectus Supplement and Prospectus.


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                               INTEREST

          Interest on the Notes will be calculated based on a year of 360 days consisting of 12 months of 30 days each.

          If any payment of principal or interest is due on a day that is not a Business Day, that payment may be made on the next succeeding Business Day. No additional interest will accrue as a result of the delay in payment. For purposes of the offering made hereby, "Business Day" as used herein and in the accompanying Prospectus Supplement means each day on which commercial banks and foreign exchange markets settle payments in The City of New York. Capitalized terms used but not defined herein have the meanings assigned in the accompanying Prospectus Supplement and Prospectus.

                              REDEMPTION

          The Notes are redeemable by the Company on any April 17 or October 17 occurring on or after October 17, 1996, in whole but not in part, on at least 30 days prior notice at a redemption price of 100% of the principal amount thereof plus accrued interest thereon to the date of redemption.

                         PLAN OF DISTRIBUTION

          The Notes will be sold to Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting as principal, for resale to one or more investors at a fixed public offering price. After the initial public offering of the Notes, the public offering price and any concession or discount may be changed.

Dated:  September 27, 1995